Exhibit 10.13

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (this “Agreement”) is made and entered into as of January 27, 2021 by and among the following parties:

i.	FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands, whose registered office is at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Company”);

ii.	FF Top Holding Ltd., a business company established under the Laws of the British Virgin Islands, whose registered office is at the offices of Conyers Trust Company (BVI) Limited Commerce House, Wickhams Cay 1, P.O. Box 3 140; Road Town, Tortola VGIJ 10, British Virgin Islands ("FF Top");

iii.	Property Solutions Acquisition Corp., a Delaware corporation (“Acquiror”);

iv.	Season Smart Limited, a business company established under the Laws of British Virgin Islands, whose registered office is at the offices of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“Season Smart”); and

v.	solely with respect to Sections 2.04, 4, 5, 6 and 7, China Evergrande Group, a company incorporated in the Cayman Islands with limited liability (“Evergrande” and, collectively, with the Company, FF Top, and Acquiror and Season Smart, the “Parties,” and each, a “Party”).

RECITALS

WHEREAS, the Company is negotiating with Acquiror with respect to the proposed business combination between the Company and the Acquiror substantially on the terms set forth in the draft merger agreement attached hereto as Exhibit A (the “Merger Agreement”, and such acquisition, the “Transaction”); and

WHEREAS, to induce Acquiror to enter into the Merger Agreement with the Company and the other parties thereto to effectuate the Transaction, the Parties have agreed to take certain actions in support of the Transaction on the terms and conditions set forth in this Agreement.

WHEREAS, to induce Season Smart and Evergrande, as applicable, to enter into this Agreement and the other documents set out in Exhibit D, FF Top has agreed to the covenants set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Support; Definitive Documentation. Season Smart hereby agrees to (i) approve or vote in favor of the Transaction, (ii) to the extent its vote is required under the Restructuring Agreement (as defined below) or Company M&AA (as defined below) or applicable laws only, vote against any action, proposal, transaction or agreement (A) that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of the Company contained in the Merger Agreement, (B) in competition with or materially inconsistent with the Merger Agreement, (C) any amendment of the certificate of incorporation or bylaws of the Company (other than the Seventh Amended and Restated Memorandum of Association and Articles of Association of the Company in substantially the form attached hereto as Exhibit E), or (D) any other action or proposal involving the Company and/or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transaction in any material respect or would reasonably be expected to result in any of the Company’s closing conditions or obligations under the Merger Agreement not being satisfied, provided that any action, proposal, transaction or agreement presented to Season Smart by the Company shall be deemed not to be an action, proposal, transaction or agreement falling within this paragraph (ii), and (iii) promptly execute the definitive documents, agreements and filings (including with applicable governmental authorities) related to the Transaction as set out in Exhibit D (collectively, the “Definitive Documentation”) being that reasonably required to be executed by Season Smart in furtherance of the Transaction, including (as applicable) the conversion or exchange of Season Smart's shares in the Company and/or any of its subsidiaries (each, a “Claim”) into Acquiror common stock and the lockup agreement attached as Exhibit B, in each case solely if:

(I) such Transaction is substantially on the terms of the Merger Agreement and the associated ancillary agreements delivered to Season Smart on January 27, 2021 and does not contain any terms that are adverse to Season Smart relative to the terms set out in the Merger Agreement and the associated ancillary agreements delivered to Season Smart on January 27, 2021 as set out in Exhibit A;

(II) the number of, proportion of and class of Acquiror common stock received at Closing by Season Smart shall be as set out in the Allocation Schedule set out in Exhibit C, subject only to (w) any grant, vesting or exercise of equity awards pursuant to or in connection with the Smart King Ltd. Equity Incentive Plan and/or the Smart King Ltd. Special Talent Incentive Plan (the "Plans" and the equity awards, being the "Awards")) prior to the closing of the Transaction in accordance with Section 2.02(d), (x) any redemptions by any shareholders of Acquiror in accordance with the terms of Acquiror’s organizational documents, (y) additional Class A-1, A-2 and/or A-3 Preferred Shareholders, additional Company Converting Debtholders and additional Class A Ordinary Shareholders who are employees of the Company and its subsidiaries that receive Class A Ordinary Shares as payment of their deferred compensation that would result in no more than 2,068,636.07 shares of Acquiror Common Stock (as defined in the Merger Agreement) at the closing of the Transaction, provided that these shall not adversely affect the consideration to be received by Season Smart under the Merger Agreement and the associated ancillary agreements delivered to Season Smart on January 27, 2021, and (z) any purchase price adjustments expressly contemplated by the Merger Agreement and other changes that are not adverse to Season Smart; and

(III) the conditions to the consummation of the Transactions in Sections 9.01 and/or 9.03 of the Merger Agreement set out in Exhibit A shall not have been waived by the Company and/or amended in any way that is adverse to Season Smart.

For the avoidance of doubt, each of the Company and the Acquiror acknowledges that any amendment or waiver of Section 9.01(h) and/or reduction of the amount of Available Closing Date Cash in Section 9.03(h) shall be a waiver, amendment or change adverse to Season Smart.

Section 2. Commitments Regarding the Transaction.

2.01. Commitment of Season Smart.

a)	Season Smart hereby forever, unconditionally and irrevocably waives, agrees to cause to be waived and agrees not to, in each case in respect of (and only in respect of) the Transaction on the terms of the Agreement (a) exercise any special rights under or pursuant to any agreements, certificates, documents or arrangement including the Company’s articles and memorandum of association (the "Company M&AA") and the Restructuring Agreement, dated as of December 31, 2018, by and among the Company, Smart Technology Holdings Ltd., FF Top Holding Ltd, FF Peak Holding Ltd., Jia Yueting, Pacific Technology Holding LLC and Season Smart (the "Restructuring Agreement"), including without limitation any redemption rights, any preemptive rights, any consent or notice rights, any rights of first refusal, any payment rights, any appraisal rights or dissenters’ rights in respect of such Party’s Claims that may arise in connection with the Transaction or (b) assert any claim or commence any suit (x) challenging the Transaction or this Agreement or any Definitive Documentation, (y) alleging a breach of any fiduciary or other duty or obligation of the Company or any of its subsidiaries or their respective officers, directors, employees, affiliates, agents and representatives (“Representatives”) (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Transaction or this Agreement or the consummation of the transactions contemplated thereby or hereby, or (z) allege a breach of any rights it has or may have pursuant to any agreements, documents, certificates or instruments related to such Party’s Claims. Season Smart shall and shall cause its affiliates to (i) terminate clause 7 (other than sub-clauses 7.8 and 7.14) and clause 8 of the Restructuring Agreement; and (ii) terminate the Call Option Agreement (as such term is defined in the Restructuring Agreement), by executing and delivering a termination agreement in the form attached hereto as Exhibit F, in each case effective as of the Closing.

b)	Season Smart (i) shall not issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the Transaction without the advance approval in writing of the form and substance thereof by the Company and Acquiror, and (ii) shall keep the terms of this Agreement, the Transaction and all information concerning the Company and/or its subsidiaries, and/or Acquiror strictly confidential, other than in connection with a dispute among some or all of the Parties and/or as required by applicable legal or stock exchange requirements (whether or not having the force of law) or in connection with a dispute among some or all of the Parties. Season Smart acknowledges and agrees that this Agreement constitutes material and non-public information, and that, other than as permitted in the preceding sentence, the disclosure of the Agreement to any party not a signatory to this Agreement is a violation of this Section 2.01(b) and the non-disclosure agreement between such Party and the Company or one of its subsidiaries. Season Smart hereby consents to the publication and disclosure of Season Smart’s identity and Owned Claims and the nature of Season Smart’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement, in any public filings (to the extent required by applicable securities laws or the SEC or any other securities authorities) and any other documents or communications provided by the Acquiror or the Company to any governmental authority. Season Smart will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

c)	Season Smart shall notify the Company of any event, circumstance, change or development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations, warranties and covenants of such Party set forth in this Agreement.

d)	Season Smart shall not, and shall not act in concert with any person to, make or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Claims in connection with any vote or other action with respect to a business combination transaction, other than to recommend that shareholders of the Company vote in favor of the Transaction or as expressly provided by Section 1 of this Agreement.

2.02. Commitment of the Company.

a)	The Company shall use commercially reasonable efforts to consummate the Transaction substantially in accordance with the Merger Agreement, and shall promptly give Season Smart written notice of any event, circumstance, change or development occurring after the date hereof that gives rise to, or that would reasonably be expected to give rise to, an event entitling a Party to terminate this Agreement under Section 5.

b)	The Company shall provide regular updates on the progress and status of the Transaction, and all such information reasonably requested by Season Smart in relation to the Transaction from time to time, including each draft of the Merger Agreement and ancillary agreements contemplated thereby that is received by the Company or delivered to Acquiror.

c)	Other than with the prior written consent of Season Smart, or as required by law, rule, regulation or the request of a governmental authority or regulatory authority (including any self-regulatory organization), the Company (i) shall not, and shall procure that each of its Representatives shall not, disclose any information, issue or make, or cause to have issued or made, any public release or announcement concerning the involvement of Season Smart and/or any of its affiliates in the Transaction without the advance approval in writing of the form and substance thereof by Season Smart, and (ii) shall, and shall procure that each of its Representatives shall, keep all information concerning Season Smart and its affiliates strictly confidential.

d)	On the date of this Agreement, there are 261,697,652 Awards outstanding subject to the vesting schedule set forth in Schedule 2.02(d). The Company agrees and undertakes that on and from the date of this Agreement, the Company shall not issue any additional Awards prior to Closing that would result in the vesting of such additional Awards with respect to more than 2,500,000 Company Shares (any such Company Shares in excess of 2,500,000 being the "Excess Shares"). If there is a breach of this Section 2.02(d) by the Company, the Company shall ensure that Season Smart shall receive an additional amount of Acquiror common stock under the Merger Agreement at Closing to maintain Season Smart’s proportional equity ownership of Acquiror at Closing as if such equity awards or options in respect of such Excess Shares had not been granted.

e)	The Company shall, and shall cause its affiliates and each other Founder Counterparty (as such term is defined in the Restructuring Agreement) to, (i) terminate clause 7 (other than sub-clauses 7.8 and 7.14) and clause 8 of the Restructuring Agreement; and (ii) terminate the Call Option Agreement (as such term is defined in the Restructuring Agreement), by executing and delivering a termination agreement in the form attached hereto as Exhibit F, in each case effective as of the Closing.

2.03. Commitment of FF Top. FF Top agrees, represents and undertakes to Season Smart (for and on behalf of itself and its direct and indirect legal and/or beneficial owners) that, notwithstanding the terms of any other agreements entered into by FF Top in connection with the Merger Agreement (including, without limitation, the Registration Rights Agreement and the lock-up agreement relating to Acquiror Common Stock), FF Top shall not (and the direct and indirect legal and/or beneficial owners of FF Top shall not), for a period of 12 months following Closing, (i) without the prior written consent of Season Smart, directly or indirectly Transfer (as such term is defined below), or enter into any contract, option or other arrangement or understanding with respect to a Transfer of, Acquiror Common Stock, or arrangements having equivalent effect; or (ii) make a written demand for Registration under the Securities Act of all or part of its Registrable Securities under the terms of the Registration Rights Agreement; provided that the foregoing shall not prohibit: (x) FF Top or its direct and indirect legal and/or beneficial owners from directly or indirectly Transferring up to two percent (2%) of the outstanding Acquiror Common Stock during the period from 6 months after the Closing until 12 months after the Closing; (y) FF Top from directly or indirectly Transferring Acquiror Common Stock to controlled affiliates of FF Top or any other affiliates of FF Top (being persons who are, directly or indirectly, controlling or under common control with) if FF Top has notified Season Smart in writing of such proposed Transfer and has delivered to Season Smart prior to such Transfer an undertaking by such transferee in a form acceptable to Season Smart (acting reasonably) that such transferee agree to be bound by the terms of this Agreement (it being understood that the foregoing requirements of notice and the agreement to be bound, shall not apply to Transfers with respect to up to 2% of the outstanding Acquiror Common Stock described in preceding clause (x)), and (z) the Transfer of any shares of Acquiror Common Stock or other securities convertible into or exercisable or exchangeable for shares of Acquiror Common Stock, in each case, acquired in open market transactions after the Closing. The terms used in clause (ii) shall have the meaning given to them in the Registration Rights Agreement. FF Top shall indemnify Season Smart in an amount equal to (y) such Acquiror Common Stock Transferred in breach of this Section 2.03; multiplied by: (z)(I) if Season Smart has transferred any Acquiror Common Stock subsequent to such breach and prior to the claim being made under this Section, the difference (if any) between the average sale price per share at which the Acquiror Common Stock was Transferred in breach and (if lower) the average sale price per share at which Season Smart had transferred Acquiror Common Stock; or (z)(II) if Season Smart has not transferred any Acquiror Common Stock subsequent to such breach and prior to the claim being made under this Section, the difference (if any) between the average sale price per share at which the Acquiror Common Stock was Transferred in breach and (if lower) the closing sale price per share of such Acquiror Common Stock on the Nasdaq (or such other securities exchange on which the Acquiror's securities are then listed for trading) on the date such claim was made under this Section (as reported by Bloomberg through its "HP" function or if not available on Bloomberg, as reported by Morningstar). FF Top shall provide all information reasonably requested by Season Smart from time to time to verify compliance by FF Top with this Section 2.03.

2.04. Commitment of Evergrande and the Company with Respect to the Evergrande Loan Agreement. The Company hereby agrees and undertakes that it shall procure that all amounts outstanding (principal plus all accrued interest to the date of repayment) under the Loan Agreement dated as of December 31, 2018 between Evergrande (as lender) and the Company (as borrower) (the "Evergrande Loan Agreement") will be repaid in full on the terms of the China Evergrande Loan Agreement at the closing of the Transaction; and the Company and Evergrande hereby agree to terminate the Evergrande Loan Agreement by executing and delivering a termination agreement in the form attached hereto as Exhibit F, effective as of the Company’s repayment in full of all amounts outstanding under the Evergrande Loan Agreement in connection with the closing of the Transaction. Until Closing, interest for the Loan (as defined in the Evergrande Loan Agreement) shall continue to accrue at the rate of 15% per annum in accordance with Section 2 of the Evergrande Loan Agreement. Upon repayment in full of the China Evergrande Loan Agreement in accordance with its terms at Closing, Evergrande hereby further agrees to release its claims against Yueting Jia set forth in Proof of Claim No. [ ] based on its Debt Claim Allocation Amount (as defined in the Trust Agreement) in relation to the aggregate Debt Claim Allocation Amounts of all Allowed Debt Claims (as defined in the Trust Agreement), and understands that no Trust distribution will be made to it. As used herein, “Trust Agreement” means that certain Trust Agreement dated as of June 26, 2020 by and between Yueting Jia and Jeffrey D. Prol. The preceding sentence of this Section 2.04 shall not have any effect if this Agreement is terminated under Sections 5.01, 5.02 or 5.03 of this Agreement.

Section 3. No Transfers.

(a) Prior to Closing, Season Smart shall not directly or indirectly sell, pledge, encumber, assign, dispose of or transfer (each, a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to, or consent to, a Transfer of, any of its Claims including, without limitation, any of the equity securities of the Company without the prior written consent of the Company and Acquiror, other than (i) Transfers to controlled affiliates of Season Smart or any other affiliates (including persons who are, directly or indirectly, controlling or under common control with) of Season Smart that agree to be bound by the terms of this Agreement; or (ii) if it is required to do so under the Restructuring Agreement or Call Option Agreement (as defined in the Restructuring Agreement). Season Smart agrees and acknowledges that any Transfer of Claims inconsistent with or in violation of this Agreement shall be deemed null and void ab initio.

(b) This Agreement shall in no way be construed to preclude Season Smart from acquiring additional Claims; provided, however, such acquired Claims shall automatically and immediately upon acquisition by Season Smart be deemed subject to the terms of this Agreement.

Section 4. Representations and Warranties of Season Smart and Evergrande. Each of Season Smart and Evergrande represents and warrants to the Company and Acquiror that:

(a) it is duly organized, validly existing and in good standing (where such concept is recognized) under the laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary entity actions on its part, and it has all requisite entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity;

(c) neither the execution and delivery of this Agreement by it nor performance by it of the obligations herein nor the compliance by it with any provisions herein will (i)  violate, contravene or conflict with or result in any breach of any provision of its certificate of incorporation or bylaws (or other similar governing documents); (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority or any other person or entity on its part; (iii) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any contract to which it is a party or by which it or any of its Claims may be bound; (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Restriction (as defined below) on any asset of such Party or (v) violate any law applicable to such Party or by which any of such Party’s Claims will be bound;

(d) it is the beneficial owner of the Claim set forth in such Party’s signature block to this Agreement (each such Claim, an “Owned Claim”); it has the exclusive authority to act on behalf of, vote and consent to matters concerning the Owned Claims (or exclusively direct such action, vote, or consent), and no such Owned Claim is subject to any agreement, proxy, voting trust or other agreement, arrangement or Restriction with respect to the voting of such Owned Claims;

(e) other than as set out in the Call Option Agreement (as defined in the Restructuring Agreement), the Restructuring Agreement and the Company M&AA, the Owned Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, demand, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind (each, a “Restriction”);

(f) there is no action, suit or proceeding pending or threatened against it or any of its properties or assets (including any of its Owned Claims) that would reasonably be expected to prevent, impair or delay the consummation by it of the transactions contemplated by this Agreement or otherwise prevent, impair or delay its ability to perform its obligations hereunder;

(g) it understands and acknowledges that the Company and Acquiror may enter into Definitive Documentation (including the Merger Agreement) in reliance upon its execution, delivery and performance of this Agreement;

(h) it has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the Transaction, has had the opportunity to review the Company’s books and records and other information requested by it in connection with its evaluation of this Agreement and the Transaction, and has adequate information concerning the matters that are the subject of this Agreement;

(i) it is an accredited investor (as defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), it has provided the Company with the information required in Rule 506(c) promulgated under the Securities Act evidencing such accredited investor status, and any securities of Acquiror acquired by it in connection with the Transaction will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

(j) other than as expressly set out in any Definitive Documentation, it understands and agrees that neither the Company nor any of its subsidiaries is making any representation or warranty to it in connection with this Agreement or the Transaction, the Company and its subsidiaries disclaim any forward looking statements and/or projections related to this Agreement and the Transaction, and it understands and agrees that the Transaction may not occur and is subject to material risks and/or changes; and

(k) it has had the opportunity to be represented and advised by legal counsel in connection with this Agreement and acknowledges and agrees that it voluntarily and of its own choice and not under coercion or duress enters into the Agreement.

Section 5. Termination Events.

5.01. Season Smart’s and Evergrande’s Termination Event. This Agreement may be terminated by Season Smart or Evergrande, in each case with respect to provisions applicable to such Party, by written notice to the Company, FF Top and Acquiror if (a) the Merger Agreement is not signed on or before March 31, 2021 or (b) on termination of the Merger Agreement in accordance with its terms or (c) if Closing (as defined under the Merger Agreement) has not occurred prior to July 31, 2021 or (d) if there are any changes to the terms of the Transaction from those set forth in the Merger Agreement and the associated ancillary agreements delivered to Season Smart and Evergrande on January 27, 2021 that are adverse to Season Smart or Evergrande.

5.02. Other Termination Event. Acquiror may terminate this Agreement as to all Parties or any Party upon written notice delivered by Acquiror to such Parties or Party (as applicable).

5.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among all of the Parties.

5.04. Termination Upon Completion of the Transaction. This Agreement shall terminate automatically without any further required action or notice upon the closing of the Transaction or the termination of the Transaction in accordance with the Merger Agreement.

5.05. Effect of Termination.

(a) No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Sections 5.01, 5.02, 5.03, or 5.04 shall be referred to as a “Termination Date.”

(b) On termination under Section 5.01, Section 5.02, Section 5.03 or Section 5.04, each Party hereunder shall cease to have any further rights or obligations, other than rights and obligations accrued as at termination. In no event shall the termination of this Agreement relieve a Party of any breach of this Agreement made by such Party prior to the Termination Date.

Section 6. Amendments. This Agreement may not be modified, amended, or supplemented without prior written consent of each of the Company, FF Top, Acquiror, Season Smart and, with respect to the provisions applicable to Evergrande, Evergrande.

Section 7. Miscellaneous.

7.01. Complete Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

7.02. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

7.04. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of California or any California state court located in Los Angeles County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto.

7.05. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

7.06. Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

7.07. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement and (a) the rights or obligations of Season Smart and Evergrande under this Agreement may not be directly or indirectly assigned, delegated, or transferred to any other person or entity without the prior written consent of the Company and Acquiror and (b) the rights or obligations of Company, FF Top and Acquiror under this Agreement may not be directly or indirectly assigned, delegated, or transferred to any other person or entity without the prior written consent of Season Smart and Evergrande.

7.08. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to the Company or FF Top, to:

FF Intelligent Mobility Global Holdings Ltd.
18455 S. Figueroa Street

Gardena, CA 90248
Attention: General Counsel
E-mail address: jarret.johnson@ff.com

with copies (which alone shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067
Attention: Vijay Sekhon
E-mail address: vsekhon@sidley.com

(b)	if to Acquiror, to:

Property Solutions Acquisition Corp.

654 Madison Avenue, Suite 1009

New York, New York 10065

Attn: Jordan Vogel; Aaron Feldman

E-mail: jordan@benchmarkrealestate.com; aaron@benchmarkrealestate.com with copies (which shall not constitute notice) to:

Riverside Management Group, LLC

50 West Street, Suite 40 C

New York, New York 10006

Attn: Philip Kassin

E-mail: pkassin@rmginvestments.com

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: David S. Allinson; Ryan J. Maierson

E-mail: david.allinson@lw.com; ryan.maierson@lw.com

(c) if to any Party other than the Company or Acquiror, to the address set forth on the signature page of such Party;

or such other address as may have been furnished by a Party to each of the other Parties by written notice given in accordance with the requirements set forth above. Any notice given by email, delivery, mail, or courier shall be effective when received.

7.09. Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

7.10. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

7.11. Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and the other Party/Parties shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, in addition to any other remedy to which such other Party/Parties may be entitled, at law or equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Chosen Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

7.12. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available to a Party in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by a Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

FF Intelligent Mobility Global Holdings Ltd.

By:
Name:
Title:

PROPERTY SOLUTIONS ACQUISITION CORP.

By:
Name:
Title:

FF TOP HOLDING LTD.

By:
Name:
Title:

Season Smart Limited

By:
Name:
Title:

Claim Type	Number and Class of Shares in the Company
Equity	470,588,235 Redeemable Preference Shares

Address for Notice:

Season Smart Limited

C/O China Evergrande Group

23F, China Evergrande Centre

No.38 Gloucester Road

Wanchai, Hong Kong

Attention: Jimmy Fong Kar Chun

Email: jfong@evergrande.com

CHINA EVERGRANDE GROUP

(solely with respect to Sections 2.04, 4, 5, 6 and 7)

By:
Name:
Title:

Address for Notice:

China Evergrande Group

23F, China Evergrande Centre

No.38 Gloucester Road

Wanchai, Hong Kong

Attention: Jimmy Fong Kar Chun

Email: jfong@evergrande.com

Schedule 2.02(d)

Vesting Schedule

	Outstanding Vested
Date	EIP (as of Date)	STIP (as of Date)	Total
12/31/2020	67,899,004	33,156,293	101,055,297
1/31/2021	70,871,169	33,220,462	104,091,631
2/28/2021	73,399,746	33,492,964	106,892,710
3/31/2021	81,813,645	33,577,963	115,391,608
4/30/2021	85,054,448	33,661,298	118,715,746
5/31/2021	88,138,601	33,744,633	121,883,234
6/30/2021	92,756,182	33,827,950	126,584,132
7/31/2021	95,866,086	33,848,783	129,714,869
8/31/2021	100,028,643	33,869,616	133,898,259
9/30/2021	103,518,666	33,890,450	137,409,116

EXHIBIT A

Merger Agreement

[See Attached]

EXHIBIT B

Lock Up Agreement

[See Attached]

EXHIBIT C

Allocation Schedule

[See Attached]

EXHIBIT D

List of Documents to be Signed by Season Smart

1.	Lock-up Agreement, to be signed by Season Smart

2.	Registration Rights Agreement, to be signed by Season Smart

3.	Letter of Transmittal, to be signed by Season Smart

4.	Written Consent Approving the Merger, to be signed by Season Smart

5.	Termination of clause 7 (other than sub-clauses 7.8 and 7.14) and clause 8 of the Restructuring Agreement and termination of the Call Option Agreement (as such term is defined in the Restructuring Agreement), to be signed by Season Smart

EXHIBIT E

Seventh Amended and Restated Memorandum and Articles of Association of the Company

[See Attached]

EXHIBIT F

Termination Agreement

[See Attached]